UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 29, 2008

FASTENAL COMPANY

(Exact name of registrant as specified in its charter)

Minnesota	0-16125	41-0948415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Theurer Boulevard Winona, Minnesota	55987-1500
(Address of principal executive offices)	(Zip Code)

(507) 454-5374

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

On August 29, 2008, Fastenal Company issued a press release announcing a preliminary agreement to settle a class action lawsuit relating to, among other matters, the calculation of earned overtime wages for certain of the company’s former assistant general managers in the United States.

While the company denies the allegations underlying the lawsuit, it has agreed to enter into the settlement agreement in order to avoid significant legal fees, the uncertainty of a jury trial, distractions to Fastenal’s operations, and other expenses and management time that would have to be devoted to protracted litigation.

The settlement, which is still subject to court approval, fully resolves all claims brought by the plaintiffs in this lawsuit. Pursuant to the settlement, Fastenal will make a cash payment of $10 million to cover claims by eligible class members, plaintiff attorneys’ fees and costs, and payments to the named plaintiffs. The expense for this settlement will be recorded in the quarter ending September 30, 2008. The company does not expect the settlement to have any material impact on its operating results going forward.

The full text of the press release is set forth in Exhibit 99.1 attached hereto and is incorporated in this Current Report as if fully set forth herein. This information is disclosed pursuant to Regulation FD.

Item 9.01.	Financial Statements and Exhibits.

The following is furnished herewith:

(d)	Exhibits

99.1	Press release dated August 29, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 29, 2008

FASTENAL COMPANY

By:	/s/ Daniel L. Florness
Daniel L. Florness
Chief Financial Officer

INDEX TO EXHIBITS

99.1	Press release dated August 29, 2008	Electronically Filed